EXHIBIT 99.1

FOR: MERCER INTERNATIONAL INC. APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
For Immediate Release
Financial Dynamics Investors: Eric Boyriven Media: Scot Hoffman (212) 850-5600

MERCER INTERNATIONAL INC. ANNOUNCES
PROPOSED REORGANIZATION OF LEGAL FORM

NEW YORK, NY, July 18, 2005 -- Mercer International Inc. (NASDAQ:MERCS, TSX: MRI.U) ("Mercer") today announced that it has filed a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (“SEC”) for the purpose of changing its legal form from that of a Massachusetts trust to a corporate form. Under the proposed reorganization, Mercer will merge with a wholly owned Delaware subsidiary and immediately thereafter merge with a wholly owned Washington subsidiary. Shareholders of Mercer will become the shareholders of the merged Washington company which will adopt the name "Mercer International Inc." and own the assets, assume the liabilities and conduct the business now conducted by Mercer. Particulars of the proposed reorganization are provided in the proxy statement/prospectus which forms a part of the Registration Statement.

Management believes this reorganization will increase its flexibility by enabling it to gain business advantages that may not be available under its current form as a Massachusetts trust and provide for a more conventional and simplified corporate form.

On completion of the reorganization, the shares of beneficial interest of Mercer will convert into shares of common stock of the merged Washington company. The number of shares a shareholder will own in the merged company will be the same as the number of Mercer shares such shareholder owns immediately prior to the completion of the reorganization, and a shareholder's relative economic ownership in the company will remain unchanged. The shares of the merged Washington company will, subject to receiving all necessary approvals, be quoted on the NASDAQ National Market and listed on the Toronto Stock Exchange.

Mercer will hold a special meeting of its shareholders to obtain approval of the proposed reorganization at a date and time to be announced. The reorganization cannot be completed unless, among other things, the holders of two-thirds of Mercer’s outstanding shares of beneficial interest entitled to vote at the special meeting pass a resolution approving the same.

The Registration Statement is available for free at the SEC’s website at www.sec.gov under Mercer International Regco Inc. AS SOON AS THE REGISTRATION STATEMENT AND THE RELATED PROXY STATEMENT/PROSPECTUS ARE FINALIZED, INVESTORS SHOULD READ THESE DOCUMENTS BEFORE MAKING A DECISION CONCERNING THE PROPOSED REORGANIZATION. These documents will contain important information that investors should consider.

Mercer International Inc. is a global pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company's SEC reports.

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